SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 18, 2005
Philadelphia Consolidated Holding Corp.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	0-22280	23-2202671

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer’ Identification No.)

One Bala Plaza, Suite 100, Bala Cynwyd, PA	19004

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (610) 617-7900
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS.

The Company has reported its initial estimate of losses attributable to Hurricane Rita. Although claims information is preliminary, the Company estimates its net after-tax losses to be approximately $3.3 million. Such after-tax losses may change due to the preliminary nature of the information currently available. The Company further announced that the catastrophe losses due to Hurricane Rita impacted its commercial lines book of business.

As a result of utilizing certain catastrophe reinsurance coverage in connection with this hurricane event, the Company will recognize approximately $0.2 million, after-tax, in accelerated catastrophe reinsurance premium expense during the third quarter 2005.

The Company’s catastrophe reinsurance programs in place after Hurricane Rita provide $288.0 million in excess of a $3.5 million per occurrence retention for the Company’s personal lines catastrophe losses and $90.0 million in excess of a $10.0 million per occurrence retention for its commercial lines catastrophe losses. These catastrophe reinsurance programs provide catastrophe reinsurance coverage through May 31, 2006.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Exhibits. Exhibit 99.1 Press Release dated October 18, 2005 relating to the impact of Hurricane Rita

Exhibit	Description
99.1	Press Release dated October 18, 2005 relating to the impact of Hurricane Rita
Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Philadelphia Consolidated Holding Corp.
Dated: October 19, 2005	By:	/s/ Craig P. Keller
Craig P. Keller
Executive Vice President, Secretary, Treasurer and Chief Financial Officer